EXHIBIT 21.1

CORNERSTONE BANCSHARES, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation

Cornerstone Community Bank	Tennessee
Eagle Financial, Inc. (subsidiary of Cornerstone Community Bank)	Tennessee